Exhibit 10.9
FORM OF
CONTRIBUTION, CONVEYANCE
AND ASSUMPTION AGREEMENT
Among
REGENCY ENERGY PARTNERS LP,
REGENCY GAS SERVICES LP,
REGENCY GP LLC,
REGENCY GP LP,
And
REGENCY ACQUISITION, L.P.
EFFECTIVE AS OF
_____________, 2006

CONTRIBUTION, CONVEYANCE
AND ASSUMPTION AGREEMENT
     This CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT, dated as of ___, 2006, is entered into by and among REGENCY ENERGY PARTNERS LP, a Delaware limited partnership (“MLP”), REGENCY GAS SERVICES LP, a Delaware limited partnership (“OLP”), REGENCY GP LLC, a Delaware limited liability company (“GP LLC”), REGENCY GP LP, a Delaware limited partnership (the “General Partner”), and REGENCY ACQUISITION, L.P., a Delaware limited partnership (“Acquisition”). The parties to this agreement are collectively referred to herein as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Section 1.1.
RECITALS
     WHEREAS, Acquisition and the General Partner have formed MLP, pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), for the purpose of engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act.
     WHEREAS, in order to accomplish the objectives and purposes in the preceding recital, the following actions have been taken prior to the Closing:
          1. Regency Acquisition LLC, a Delaware limited liability company and the predecessor to Acquisition (“Acquisition LLC”) formed GP LLC, under the terms of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and contributed $1,000 in exchange for all of the member interests in GP LLC.
          2. GP LLC and Acquisition LLC formed the General Partner, under the terms of the Delaware LP Act, to which GP LLC contributed $0.01 and Acquisition LLC contributed $999.99 in exchange for a 0.001% general partner interest and 99.999% limited partner interest, respectively.
          3. The General Partner and Acquisition LLC formed MLP, under the terms of the Delaware LP Act, to which the General Partner contributed $20 and Acquisition LLC contributed $980 in exchange for a 2% general partner interest and a 98% limited partner interest, respectively.
          4. Acquisition LLC formed Regency OLP GP LLC, a Delaware limited liability company (“OLP GP”), under the terms of the Delaware LLC Act, and contributed $1,000 in exchange for all of the member interests in OLP GP.
          5. HMTF Regency, L.P., a Delaware limited partnership (“HMTF”), formed Regency Holdings, LLC, a Delaware limited liability company (“Holdings”), under the terms of the Delaware LLC Act, to which HMTF contributed $1,000 in exchange for all of the member interest in Holdings.

          6. HMTF conveyed a 0.001% member interest in Acquisition LLC to Holdings as a capital contribution, following which HMTF owned a 99.999% member interest and Holdings owned a 0.001% member interest in Acquisition LLC.
          7. Acquisition LLC filed a certificate of conversion under the Delaware LLC Act to convert into Acquisition, which is a Delaware limited partnership, designating Holdings as the general partner with a 0.001% general partner interest and HMTF as the limited partner with a 99.999% limited partner interest.
          8. Acquisition conveyed a 0.001% member interest in Regency Gas Services LLC, a Delaware limited liability company and the predecessor to the OLP (“Regency Gas LLC”), to OLP GP as a capital contribution, following which Acquisition owned a 99.999% member interest and OLP GP owned a 0.001% member interest in Regency Gas LLC.
          9. Regency Gas LLC filed a certificate of conversion under the Delaware LLC Act to convert into OLP, which is a Delaware limited partnership, designating OLP GP as the general partner with a 0.001% general partner interest and Acquisition as the limited partner with a 99.999% limited partner interest.
          10. All direct and indirect subsidiaries of OLP distributed their working capital assets consisting of cash and accounts receivable (the “Working Capital”), estimated to be approximately $[ ] million, to OLP (through any intermediate entities) and OLP, in turn, distributed the Working Capital to Acquisition (0.001% on behalf of OLP GP).
          11. Acquisition conveyed to the General Partner a limited partner interest (the “Interest”) in OLP with a value equal to 2% of the equity of MLP immediately after the Closing (as defined below) as a capital contribution (of which 0.001% of such conveyance was made to the General Partner on behalf of GP LLC).
     WHEREAS, concurrently with the consummation of the transactions contemplated hereby (the “Closing”), each of the following matters will occur:
          1. The General Partner will convey the Interest to MLP in exchange for (a) a continuation of its 2% general partner interest and (b) the issuance to the General Partner of the IDRs of the MLP.
          2. Acquisition will convey all of its member interest in OLP GP and its remaining limited partner interest in OLP to MLP in exchange for (a) [14.1] million Sub Units in MLP (representing a [49.0]% interest), (b) [2.1] million Common Units in MLP (representing a [7.1]% interest) and (c) the right to receive $[163.5] million to reimburse Acquisition for certain capital expenditures.
          3. The public, through the Underwriters, will contribute approximately $[240.0] million in cash, less the Underwriters’ spread of $[15.9] million, in exchange for 12,000,000 Common Units in MLP (representing a [41.9]% interest).
          4. MLP will (a) pay transaction expenses associated with the transactions contemplated by this Agreement (including $[9] million in fees to terminate a financial advisory and monitoring and oversight agreement with an affiliate of HMTF) in the amount of approximately $[13] million (exclusive of the Underwriters’ discount), (b) distribute $[163.5] million to Acquisition to reimburse Acquisition for certain capital expenditures, and (c) contribute $[ ] million to OLP which, in turn, contributes $[ ] million to its subsidiaries to replenish working capital.
          5. OLP will distribute a 0.001% interest in Regency Waha LP, LLC, a Delaware limited liability company (“Waha”), to OLP GP (99.999% on behalf of MLP).
          6. Waha will file a certificate of conversion under the Delaware LLC Act to convert into Regency Waha, L.P., a Delaware limited partnership (“Waha LP”), following which OLP GP will own a 0.001% general partner interest and OLP will own a 99.999% limited partners interest.
          7. The agreements of limited partnership and the limited liability company agreements of the aforementioned entities will be amended and restated to the extent necessary to reflect the applicable matters set forth above and as contained in this Agreement.
     NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:
ARTICLE 1
DEFINITIONS
          Section 1.1 The following capitalized terms shall have the meanings given below.
          (a) “Agreement” means this Contribution, Conveyance and Assumption Agreement.
          (b) “Assets” has the meaning assigned to such term in Section 4.1 of this Agreement.
          (c) “Common Unit” has the meaning assigned to such term in the Partnership Agreement.
          (d) “Effective Time” shall mean 8:00 a.m. New York, New York time on ___, 2006.
          (e) “IDRs” means “Incentive Distribution Rights” as such term is defined in the Partnership Agreement.
          (f) “MLP” has the meaning assigned to such term in the opening paragraph of this Agreement.
          (g) “Offering” means the initial public offering by MLP of Common Units.

          (h) “Omnibus Agreement” means that certain Omnibus Agreement of even date herewith, among Acquisition, GP LLC, General Partner, MLP and OLP.
          (i) “Option” means the option to purchase additional Common Units granted to the Underwriters in connection with the Offering.
          (j) “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Regency Energy Partners LP dated as of ___, 2006.
          (k) “Partnership Group” has the meaning assigned to such term in the Omnibus Agreement.
          (l) “Registration Statement” means the registration statement on Form S-1 (Registration No. 333-128332) filed by MLP relating to the Offering.
          (m) “Sub Unit” means “Subordinated Unit” as such term is defined in the Partnership Agreement.
          (n) “Underwriters” means UBS Securities LLC, Lehman Brothers Inc., Citigroup Global Markets Inc., Wachovia Capital Markets, LLC, A.G. Edwards & Sons, Inc. and KeyBanc Capital Markets, a division of McDonald Investments, Inc.
ARTICLE 2
CONTRIBUTIONS, ACKNOWLEDGMENTS AND DISTRIBUTIONS
          Section 2.1 Contribution of the Interest by the General Partner to MLP. The General Partner hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to MLP, its successors and assigns, for its and their own use forever, all right, title and interest in and to the Interest, as a capital contribution, in exchange for (a) a continuation of its 2% general partner interest in MLP, (b) the issuance to the General Partner of the IDRs, and (c) other good and valuable consideration, the sufficiency of which is hereby acknowledged, and MLP hereby accepts the Interest as a contribution to the capital of MLP.
          Section 2.2 Contribution of Member Interest in OLP GP and Limited Partner Interest in OLP to MLP. Acquisition hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to MLP, its successors and assigns, for its and their own use forever, all right, title and interest in and to its member interest in OLP GP and its limited partner interest in OLP in exchange for (a) [14.1] million Sub Units in MLP, representing [49.0]% interest in MLP, (b) [2.1] million Common Units in MLP, representing a [7.1]% interest in MLP, (c) the right to receive $[163.5] million to reimburse Acquisition for certain capital contribution agreement, and (d) other good and valuable consideration, the sufficiency of which is hereby acknowledged, and MLP hereby accepts such member interest and limited partner interest as a contribution to the capital of MLP.
          Section 2.3 Public Cash Contribution. The Parties acknowledge a capital contribution by the public through the Underwriters to MLP of approximately $[240.0] million in cash ($[224.1] million net to MLP after the underwriting discount of $[15.9] million) in exchange for 12,000,000 Common Units, representing a [41.9]% interest in MLP.
          Section 2.4 Payment of Transaction Costs. The Parties acknowledge (a) the payment by MLP, in connection with the Closing, of transaction expenses (including $[9] million in fees to terminate a financial advisory and monitoring and oversight agreement with an affiliate of HMTF) in the amount of approximately $[13] million (exclusive of the Underwriters’ spread), (b) the distribution by MLP of approximately $[163.5] million to Acquisition to reimburse it for certain capital expenditures, (c) the distribution by MLP of approximately $[ ] million to OLP, which in turn contributes $[ ] million to its subsidiaries to replenish working capital.
          Section 2.5 Contribution of Member Interest in Waha to OLP GP. OLP hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to OLP GP, its successors and assigns, for its and their own use forever, all right, title and interest in and to its member interest in Waha (of which 99.999% is being contributed on behalf of MLP), as a capital contribution, and OLP GP hereby accepts such member interest.
          Section 2.6 Conversion of Waha to a Limited Partnership. The Parties acknowledge that Waha has adopted a certificate of conversion in the form attached hereto as Exhibit A and pursuant thereto (i) has converted to Regency Waha, L.P., a Delaware limited partnership, and (ii) has designated OLP GP as the general partner thereof and OLP as the sole limited partner thereof.
ARTICLE 3
ADDITIONAL TRANSACTIONS
          Section 3.1 Purchase of Additional Common Units. If the Option is exercised in whole or in part, the public, through the Underwriters, will contribute additional cash to MLP in exchange for up to an additional 1,800,000 Common Units.
          Section 3.2 Redemption of Common Units. MLP hereby agrees to redeem a number of Common Units held by Acquisition equal to the number of Common Units issued to the public, through the underwriters, upon exercise of the Option, if any, at a redemption price per Common Unit equal to the initial public offering price per Common Unit, net of underwriting discounts.
ARTICLE 4
TITLE MATTERS
          Section 4.1 Encumbrances.
          (a) Except to the extent provided in any other document executed in connection with this Agreement or the Offering, the contribution and conveyance (by operation of law or otherwise) of the various physical assets owned as reflected in this Agreement (collectively, the “Assets”) are made expressly subject to all recorded and unrecorded liens (other than consensual liens), encumbrances, agreements, defects, restrictions, adverse claims and all laws, rules, regulations, ordinances, judgments and orders of governmental authorities or tribunals having or asserting jurisdictions over the Assets and operations conducted thereon or in connection therewith, in each case to the extent the same are valid and enforceable and affect the Assets, including all matters that a current survey or visual inspection of the Assets would reflect.
          (b) To the extent that certain jurisdictions in which the Assets are located may require that documents be recorded in order to evidence the transfers of title reflected in this Agreement, then the provisions set forth in Section 4.1(a) immediately above shall also be applicable to the conveyances under such documents.
          Section 4.2 Disclaimer of Warranties; Subrogation; Waiver of Bulk Sales Laws.
          (a) EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING INCLUDING, WITHOUT LIMITATION THE OMNIBUS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT NONE OF THE PARTIES HAS MADE, DOES NOT MAKE, AND EACH SUCH PARTY SPECIFICALLY NEGATES AND DISCLAIMS, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE ASSETS INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE ASSETS GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR OTHER MATTERS ON THE ASSETS, (B) THE INCOME TO BE DERIVED FROM THE ASSETS, (C) THE SUITABILITY OF THE ASSETS FOR ANY AND ALL ACTIVITIES AND USES THAT MAY BE CONDUCTED THEREON, (D) THE COMPLIANCE OF OR BY THE ASSETS OR THEIR OPERATION WITH ANY LAWS (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, THE PARTIES ACKNOWLEDGE AND AGREE THAT EACH HAS HAD THE OPPORTUNITY TO INSPECT THE RESPECTIVE ASSETS, AND EACH IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE RESPECTIVE ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY ANY OF THE PARTIES. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, NONE OF THE PARTIES IS LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENTS, REPRESENTATIONS OR INFORMATION

PERTAINING TO THE ASSETS FURNISHED BY ANY AGENT, EMPLOYEE, SERVANT OR THIRD PARTY. EXCEPT TO THE EXTENT PROVIDED IN ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT, EACH OF THE PARTIES ACKNOWLEDGES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE CONTRIBUTION OF THE ASSETS AS PROVIDED FOR HEREIN IS MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS, AND THE ASSETS ARE CONTRIBUTED AND CONVEYED SUBJECT TO ALL OF THE MATTERS CONTAINED IN THIS SECTION. THIS SECTION SHALL SURVIVE SUCH CONTRIBUTION AND CONVEYANCE OR THE TERMINATION OF THIS AGREEMENT. THE PROVISIONS OF THIS SECTION HAVE BEEN NEGOTIATED BY THE PARTIES AFTER DUE CONSIDERATION AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE ASSETS THAT MAY ARISE PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT, OR OTHERWISE, EXCEPT AS SET FORTH IN THIS AGREEMENT OR ANY OTHER DOCUMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE OFFERING, INCLUDING, WITHOUT LIMITATION, THE OMNIBUS AGREEMENT.
          (b) The contributions of the Assets made under this Agreement are made with full rights of substitution and subrogation of the respective parties receiving such contributions, and all persons claiming by, through and under such parties, to the extent assignable, in and to all covenants and warranties by the predecessors-in-title of the parties contributing the Assets, and with full subrogation of all rights accruing under applicable statutes of limitation and all rights of action of warranty against all former owners of the Assets.
          (c) Each of the Parties agrees that the disclaimers contained in this Section 4.2 are “conspicuous” disclaimers. Any covenants implied by statute or law by the use of the words “grant,” “convey,” “bargain,” “sell,” “assign,” “transfer,” “deliver,” or “set over” or any of them or any other words used in this Agreement or any exhibits hereto are hereby expressly disclaimed, waived or negated.
          (d) Each of the Parties hereby waives compliance with any applicable bulk sales law or any similar law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.
ARTICLE 5
FURTHER ASSURANCES
          Section 5.1 Further Assurances. From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, or (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended so to be and to more fully and effectively carry out the purposes and intent of this Agreement.
          Section 5.2 Other Assurances. From time to time after the Effective Time, and without any further consideration, each of the Parties shall execute, acknowledge and deliver all such additional instruments, notices and other documents, and will do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, the Parties acknowledge that the parties have used their good faith efforts to attempt to identify all of the assets being contributed to the MLP or its subsidiaries as required in connection with the Offering. However, due to the age of some of those assets and the difficulties in locating appropriate data with respect to some of the assets it is possible that assets intended to be contributed to the MLP or its subsidiaries were not identified and therefore are not included in the assets contributed to the MLP or its subsidiaries. It is the express intent of the Parties that the MLP or its subsidiaries own all assets necessary to operate the assets that are identified in this Agreement and in the Registration Statement. To the extent any assets were not identified but are necessary to the operation of assets that were identified, then the intent of the Parties is that all such unidentified assets are intended to be conveyed to the appropriate members of the Partnership Group. To the extent such assets are identified at a later date, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate members of the Partnership Group. Likewise, to the extent that assets are identified at a later date that were not intended by the parties to be conveyed as reflected in the Registration Statement, the Parties shall take the appropriate actions required in order to convey all such assets to the appropriate party.
ARTICLE 6
EFFECTIVE TIME
     Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article 2 or Article 3 of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article 2 and Article 3 of this Agreement shall be effective and operative in accordance with Article 7, without further action by any party hereto.
ARTICLE 7
MISCELLANEOUS
          Section 7.1 Order of Completion of Transactions. The transactions provided for in Article 2 and Article 3 of this Agreement shall be completed immediately following the Effective Time in the following order: first, the transactions provided for in Article 2 shall be completed in the order set forth therein; and second, following the completion of the transactions as provided in Article 2, the transactions, if they occur, provided for in Article 3 shall be completed.

          Section 7.2 Costs. Except for the transaction costs set forth in Section 2.4, the OLP shall pay all expenses, fees and costs, including but not limited to, all sales, use and similar taxes arising out of the contributions, conveyances and deliveries to be made hereunder and shall pay all documentary, filing, recording, transfer, deed, and conveyance taxes and fees required in connection therewith. In addition, the OLP shall be responsible for all costs, liabilities and expenses (including court costs and reasonable attorneys’ fees) incurred in connection with the implementation of any conveyance or delivery pursuant to Section 5.1 or Section 5.2.
          Section 7.3 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.
          Section 7.4 Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
          Section 7.5 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
          Section 7.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the parties hereto.
          Section 7.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts made and to be performed wholly within such state without giving effect to conflict of law principles thereof.
          Section 7.8 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

          Section 7.9 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an Amendment to this Agreement.
          Section 7.10 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to their subject matter. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.
          Section 7.11 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

REGENCY ENERGY PARTNERS LP

By:	Regency GP LP, its general partner

	By:	Regency GP LLC, its
general partner

By:

Name:

Title:

REGENCY GAS SERVICES LP

By:	Regency OLP GP LLC, its
general partner

By:

Name:

Title:

REGENCY GP LLC

By:

Name:

Title:

REGENCY GP LP

By:	Regency GP LLC, its
general partner

By:

Name:

Title:

[Signature Page to the Contribution Agreement]

REGENCY ACQUISITION, L.P.

By:	Regency Holdings, LLC, its
general partner

By:

Name:

Title:

[Signature Page to the Contribution Agreement]